                                                                  EXHIBIT 12.01



                        QUINTILES TRANSNATIONAL CORP.

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)



                                     Year Ended December 31,
                            -----------------------------------------
                            1992      1993     1994     1995     1996(2)
                            ----      ----     ----     ----     -------
                                         (in thousands)
Pre-tax income             $5,304   $ 7,617  $13,632   $22,082   $17,125

Interest                    1,285     2,686    2,795     3,765     8,908

Interest portion of
 rental expense               343       633      736     1,064     2,167

Amortization of debt
 expense and discount
 and premium                    0         0        0         0       618
                           ------   -------  -------   -------   -------

Adjusted Earnings          $6,932   $10,936  $17,163   $26,911   $28,818
                           ======   =======  =======   =======   =======

Interest                   $1,285   $ 2,686  $ 2,795   $ 3,765   $ 8,908

Interest portion of
 rental expense               343       633      736     1,064     2,167

Amortization of debt
 expense and discount
 and premium                    0         0        0         0       618
                           ------   -------  -------   -------   -------

    Fixed Charges          $1,628   $ 3,319  $ 3,531   $ 4,829   $11,693
                           ======   =======  =======   =======   =======

Ratio of Earnings to
 Fixed Charges               4.26      3.29     4.86      5.57      2.46
                           ======   =======  =======   =======   =======


------------
(1) Computations include all periods presented for Quintiles Transnational Corp. restated to include the effects of pooling of interests transactions effected with BRI International, Inc. and Innovex Limited in November 1996.

(2) The ratio of earnings to fixed charges would be 4.85 if the computation of the ratio were to exclude non-recurring charges for transaction and restructuring costs of $27.847 million in 1996 from pre-tax income.